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                                                                 Exhibit 23.2


                           CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement of Stimsonite Corporation on Form S-8, pertaining to the Amended and Restated Stock Option Plan for Non-Employee Directors, of our report dated February 13, 1998, on our audits of the consolidated financial statements and financial statement schedule of Stimsonite Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in Stimsonite Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                              COOPERS & LYBRAND L.L.P.

Chicago, Illinois
April 8, 1998